Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Javelin Pharmaceuticals, Inc.
Cambridge, Massachusetts

We consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (No. 333-140481), (ii) Form S-3 (No. 333-136794) and (iii) Form S-8 (No. 333-129203) filed by Javelin Pharmaceuticals, Inc. of our reports dated March 14, 2007 relating to our audits of the consolidated financial statements and internal control over financial reporting, included in the Annual Report on Form 10-K of Javelin Pharmaceuticals, Inc. for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP
Burlington, MA

March 14, 2007